Exhibit 3.4

Regulations of the Board of Auditors

LINE Corporation

Regulations of the Board of Auditors

LINE Corporation

Established on April 01, 2005 Revised May 30, 2006 Revised May 20, 2013 Revised January 15, 2014 Revised June 28, 2016

Regulations of the Board of Auditors

LINE Corporation

General Rules

Article 1 (Purpose)

These Regulations shall govern the matters concerning the Board of Auditors pursuant to the relevant laws and regulations, and the Articles of Incorporation.

Article 2 (Composition)

1.	The Board of Auditors shall be composed of all the Company’s Auditors.

2.	The Board of Auditors shall appoint one or more Standing Auditors.

3.	In addition to the preceding paragraph, the Board of Auditors shall appoint a chairman of the meeting of the Board of Auditors and the Designated Auditor as provided for in Article 8.

Article 3 (Purpose of the Board of Auditors)

The Board of Auditors shall receive reports, deliberate and make resolutions concerning important auditing matters. However, the foregoing does not preclude any Auditor from exercising his/her authority.

Article 4 (Duties of the Board of Auditors)

The Board of Auditors shall perform the following duties. However, the decision in item (3) may not preclude any Auditor from exercising his/her authority:

(1)	to prepare audit reports;

(2)	to appoint and remove Standing Auditors; and

(3)	to decide audit policy, method of investigating the status of the operations and financial status of the Company, and other matters regarding the execution of the duties of Auditors.

Article 5 (Appointment and Dismissal of Standing Auditors)

The Board of Auditors shall appoint and dismiss Standing Auditors from among the Auditors by resolution.

Article 6 (Meetings to be Held)

A meeting of the Board of Auditors shall be held regularly. However, a meeting of the Board of Auditors may be held at any time if necessary.

Article 7 (Chairman and Convener)

1.	The meeting of the Board of Auditors may be convened by each Auditor.

2.	A Standing Auditor will assume the role of chairman of the meetings of the Board of Auditors.

Article 8 (Designated Auditor)

1.	The Board of Auditors shall appoint a person who performs the following duties (“Designated Auditor”) by its resolution:

(1)	to receive from the Directors and then to deliver to other Auditors a business report and supplementary statements thereof and financial statements which are to be received by each of the Auditors;

(2)	to notify a Director (“Designated Director”) who is designated to receive the contents of the audit reports prepared by the Board of Auditors regarding the business report and supplementary statements thereof;

(3)	to agree with the Designated Director on the date when the notification as set out in the preceding item shall be made;

(4)	to receive from Accounting Auditors a notification of the contents of financial audit reports and then to notify the other Auditors thereof;

(5)	to agree with the Designated Director and the Accounting Auditors on the date when the notification as set out in the preceding item shall be made;

(6)	to notify the Designated Director and the Accounting Auditors of the contents of the audit reports prepared by the Board of Auditors regarding the financial statements; and

(7)	to agree with the Designated Director on the date when the notification as set out in the preceding item shall be made.

2.	The Designated Auditor is elected from among the Standing Auditors.

Article 9 (Notice of Convocation)

1.	Notice of convocation of a meeting of the Board of Auditors shall be sent to each Auditor at least three days prior to the meeting.

2.	When the consent of all Auditors is obtained, a meeting of the Board of Auditors may be held without following the above procedure of convening a meeting.

Article 10 (Method of Resolution)

1.	Except for the removal resolution in Article 16, Paragraph 2 and the resolution concerning consent in Article 19, the resolution of a meeting of the Board of Auditors shall be adopted by a majority of all Auditors.

2.	When resolving, the Board of Auditors shall deliberate based on sufficient materials.

Article 11 (Resolution of Auditing Policy, etc.)

1.	Auditing policy, audit plans, methods of audit and allotment of audit operations, etc., shall be determined by resolution of the Board of Auditors, prior to the audit commencing.

2.	In addition to the matters set out in the preceding paragraph, the Board of Auditors may resolve any other matters deemed to be necessary to perform the duties of Auditors, such as the appointment of staff to assist the Auditors and the budgeting of audit expenses.

Article 12 (Regular Meetings with the Representative Directors, etc.)

1.

The Board of Auditors shall have regular meetings with the Representative Director(s) to try to deepen the mutual understanding between it and the Representative Director(s) by exchanging views on problems that the Company should deal with, on the status of the establishment of the work environment for Auditors’ audits, and on significant problems involving audits, etc., and also by making requests to the Representative Director(s) when they are deemed necessary.

2.	The Board of Auditors shall present appropriate explanations to Representative Director(s) and the Board of Directors about audit policy and audit plans, and the state of audit enforcement and results.

3.	In addition to matters provided for by law, the Board of Auditors shall determine and fix the matters that Directors should report to the Board of Auditors by discussing these matters with the Directors, and the Board of Auditors shall receive such reports.

Article 13 (Reports to the Board of Auditors)

1.	The Auditors shall report the state of their execution of duties from time to time to the Board of Auditors and shall report whenever required by the Board of Auditors.

2.	Any Auditor who has been reported to by an Accounting Auditor, Director, or employee of the internal audit division, etc., shall report the same to the Board of Auditors.

3.	The Board of Auditors shall request reports from Accounting Auditors, Directors, and employees of the internal audit division, etc., when necessary.

Article 14 (Measures for Reports)

1.	The Board of Auditors shall make necessary investigations and implement measures appropriate to the situation such as giving advice or recommendation to the Directors, when the Directors report that a fact likely to cause substantial detrimental damage to the Company is detected or an Accounting Auditor reports that any misconduct of a Director with respect to the execution of his/her duties or any other material facts in violation of the provisions of laws and regulations or the Articles of Incorporation was detected.

2.	If a report from the Directors or employees is received concerning matters that have been decided to be reported to the Board of Auditors after the consultation with the Directors in advance, the Board of Auditors shall also deal with that situation in an equivalent manner to the preceding paragraph, to the extent determined necessary.

Article 15 (Preparation of Audit Reports)

1.	The Board of Auditors shall prepare the audit report of the Board of Auditors after deliberation on the matters to be described in the audit report etc., prepared by the respective Auditors.

2.	In the case where there is any difference between the substance of the audit report made by the Board of Auditors and that of any other Auditors, and the Auditor with a dissenting view so requests, the contents of the audit report of the dissenting Auditor shall be indicated in the audit report of the Board of Auditors.

3.	Each Auditor shall affix his/her name and seal, or electronic signature on the audit report. Any Standing Auditor or any Outside Auditor shall indicate or record such title thereon.

4.	In the case where the Company prepares extraordinary financial statements or consolidated financial statements, the provisions of the preceding three paragraphs shall be applied mutatis mutandis.

Article 16 (Resolution Concerning Election of Accounting Auditors Etc.)

1.	The following matters relating to the election of, removal of and refusal to reelect Accounting Auditors shall be determined by resolution of the Board of Auditors:

(1)	to determine a policy regarding the removal of or refusal to reelect of Accounting Auditors;

(2)	to decide whether to reelect Accounting Auditors;

(3)	to decide the contents of a proposal for the removal of or refusal to reelect Accounting Auditors to be submitted at a general meeting of shareholders;

(4)	to decide the contents of a proposal for the election of Accounting Auditors to be submitted at a general meeting of shareholders; and

(5)	to elect any person to temporarily perform the duties of Accounting Auditors in case of a lack of such Accounting Auditors.

2.	Removal of Accounting Auditors by the Board of Auditors pursuant to any provisions of laws and regulations shall be made by unanimous resolution of all Auditors. In such case, an Auditor appointed by the Board of Auditors shall report on such removal and explain the reasons therefor at the first general meeting of shareholders to be held after such removal.

3.	In urgent cases, the consent set out in the preceding two paragraphs may be given in writing or by electromagnetic record.

Article 17 (Consent to the Remuneration Etc. of Accounting Auditors)

The consent to the remuneration etc. of Accounting Auditors, or any person who temporarily performs the duties of Accounting Auditors, shall be determined by resolution of the Board of Auditors.

Article 18 (Power to Consent to Election of Auditors and to Request Proposal)

1.	The following matters relating to the election of Auditors shall be determined by resolution of the Board of Auditors:

(1)	to consent to submission of a proposal for election of Auditors to a general meeting of shareholders;

(2)	to request to include election of Auditors in the purposes of a general meeting of shareholders; and

(3)	to request to submit a proposal for election of Auditors to a general meeting of shareholders.

2.	With respect to the election of alternate Auditors, the provisions of the preceding paragraph shall be applied mutatis mutandis.

Article 19 (The Board of Corporate Auditor’s Consent on Exemption of Director Liability Etc.)

1.	The following consents made by the Board of Auditors shall be granted by unanimous resolution of the all Auditors:

(1)	to consent to the Directors’ submission of a proposal for exemption of Director liability to a general meeting of shareholders;

(2)	to consent to the Directors’ submission, to a general meeting of shareholders, a proposal for amendment to the Articles of Incorporation which enables exemption of Director liability to be made by a resolution of the Board of Directors;

(3)	to consent to the Directors’ submission of a proposal for exemption of Director liability to a meeting of the Board of Directors, based on the provisions in the Articles of Incorporation;

(4)	to consent to the Directors’ submission of, to a general meeting of shareholders, a proposal for amendment to the Articles of Incorporation which enables the Board of Directors to execute a liability exemption contract with Non-Executive Directors; and

(5)	to consent to the Company’s participation in a derivative lawsuit to assist the defendant Director(s).

2.	In urgent cases, the consent set out in the preceding paragraph may be made in writing or by electromagnetic record.

Article 20 (Deliberation on Execution of Duties of Auditors)

1.	Auditors may consult at the meeting of the Board of Auditors before their exercise of power or execution of duties with respect to the following matters:

(1)	any explanation to questions presented by a shareholder to Auditors in writing prior to the general meeting of shareholders;

(2)	any report to the Board of Directors and request to convene a meeting of the Board of Directors, etc.;

(3)	any reported opinion on the matters for the proposals or the materials, etc., to be submitted to the general meeting of shareholders;

(4)	any request for injunction against an act of the Directors which is in violation of any laws and regulations;

(5)	any statement at a general meeting of shareholders with respect to the election, removal, resignation or remuneration of Auditors;

(6)	any matter concerning lawsuits between the Company and a Director; and

(7)	any other matters including filing of lawsuits.

Article 21 (Consultation on Remuneration, etc.)

Consultation regarding the remuneration, etc. of Auditors may be made at a meeting of the Board of Auditors when all Auditors agree to hold such consultation.

Article 22 (Minutes)

1.	The outline and results of the proceedings of the meeting, and other matters prescribed in the laws and regulations shall be described or recorded in the minutes of the meeting of the Board of Auditors, and the Auditors who attended the meeting shall affix their names and seals or electronic signatures thereto.

2.	The Company shall keep the minutes set out in the preceding paragraph at the head office of the Company for ten years.

Article 23 (Administration Office of the Board of Auditors)

The staffs serving the Company’s Auditors shall handle the administration of the Board of Auditors including convocation of a meeting of the Board of Auditors and the preparation of the minutes and any other operational matters relating thereto.

Article 24 (Auditing Rules of Auditors)

In addition to the matters provided by laws and regulations, the Articles of Incorporation and these Regulations of the Board of Auditors, the matters concerning audits of the Board of Auditors and Auditors are governed by the auditing rules of Auditors established by the Board of Auditors.

Article 25 (Establishment and Abolishment)

Any establishment or abolishment of these Regulations shall be made by the resolution of the Board of Auditors.

Supplementary Provisions

(Effective dates)

1.	These Regulations shall be effective as from April 01, 2005.

2.	Article 19 shall be revised as from August 17, 2005 due to the organizational changes.

3.	These Regulations shall be revised as from May 30, 2006. However, that Article 13, Paragraph 1, item 5 shall be applied to the remunerations, etc., of the Accounting Auditors related to the fiscal year starting from January 01, 2007.

4.	Due to company split, Article 4, Article 5, Article 8 (established), Article 2, Article 6, Article 7, Article 15, Article 16, Article 17, Article 18, Article 20, Article 22 shall be revised as from May 20, 2013.

5.	Article 22 shall be revised as from January 15, 2014 due to the entity conversion.

6.	Article 17 shall be newly established, and Article 10, Article 16, Article 18, Article 22 shall be revised as from June 28, 2016.